Exhibit 99.1
Hercules Capital Reports First Quarter 2025 Financial Results

Q1 2025 Total Gross Debt and Equity Commitments of $1.02 Billion

Q1 2025 Total Gross Fundings of $539.1 Million

Q1 2025 Total Investment Income of $119.5 Million

Q1 2025 Net Investment Income “NII” of $77.5 Million, or $0.45 per Share

Q1 2025 NII of $0.45 per Share provides 113% Coverage of the Base Cash Distribution

Received an Investment Grade Rating Upgrade to BBB (high) from Morningstar DBRS

Closed Offering of $287.5 Million of 4.750% Convertible Unsecured Notes due 2028

Conservative Balance Sheet Management with Net GAAP Leverage of 97.4% and Net Regulatory Leverage of 82.7%

Inclusive of the Adviser Funds Advised by Hercules Adviser LLC, its Wholly-Owned Subsidiary, Hercules had over $1.0 Billion of Available Liquidity as of the end of Q1 2025

Undistributed Earnings Spillover of $159.6 Million, or $0.92(1) per Ending Shares Outstanding

Over $5.0 Billion of Assets Under Management, an Increase of 11.0% Year-over-Year(2)

Q1 2025 Financial Achievements and Highlights

•Total Investment Income of $119.5 million
•NII of $77.5 million, or $0.45 per share
•Total gross debt and equity commitments of $1.02 billion
•Net Hercules debt and equity commitments of $783.6 million(3)
•Total gross fundings of $593.1 million
•Net Hercules fundings of $415.0 million(3)
•Unscheduled early principal repayments or “early loan repayments” of $131.8 million, a decrease of 41.5% from $225.2 million in Q4 2024
•$615.6 million of available liquidity, subject to existing terms and covenants

Exhibit 99.1
•15.7% Return on Average Equity “ROAE” (NII/Average Equity)(4)
•8.0% Return on Average Assets “ROAA” (NII/Average Assets)
•GAAP leverage of 99.9% and regulatory leverage of 85.2%(5)
•Net GAAP leverage (includes SBA debentures and excludes cash) of 97.4% and net regulatory leverage (excludes SBA debentures and cash) of 82.7%
•Net Asset Value “NAV” of $11.55, a decrease of 0.9% from Q4 2024
•13.0% GAAP Effective Yield and 12.6% Core Yield(6), a non-GAAP measure
Footnotes:
(1)$0.93 per Weighted Average Shares Outstanding
(2)Assets under management includes assets managed by Hercules Capital, Inc. ("Hercules") and the Adviser Subsidiary (defined below)
(3)Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds (as defined below) which are external vehicles advised by Hercules Adviser LLC (the “Adviser Subsidiary")” during the quarter
(4)As presented above, ROAE is (i) sourced from Hercules as of March 31, 2025 and (ii) based on NII, excluding realized and unrealized gains/losses
(5)Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration (“SBA”) debentures
(6)Core Yield excludes early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., May 1, 2025 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2025.

“We drove a robust start to 2025, achieving over $1.0 billion in gross debt and equity commitments for the second time in our history,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Our gross fundings of over $539.0 million led to net debt portfolio growth of nearly $270.0 million, the second highest levels for each metric historically. Our assets under management, which include investments managed by Hercules and the Adviser Subsidiary, surpassed the $5.0 billion mark which further highlighted our strong origination performance. With our eighth consecutive quarter of delivering core income of more than $100.0 million, our net investment income of $0.45 per share provided 113% coverage of our base distribution."

Bluestein concluded, “We are also very proud to have recently earned an investment grade rating upgrade from Morningstar DBRS. The rating upgrade exemplifies our scale and our well diversified investment platform and balance sheet, which we believe will serve us well as we navigate the increased economic uncertainty."

Q1 2025 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q1 gross new debt and equity commitments totaling $1.02 billion and Q1 gross new fundings totaling $539.1 million.

During the first quarter, Hercules realized early loan repayments of $131.8 million which, along with normal scheduled amortization of $12.7 million, resulted in total debt repayments of $144.5 million. Excluding $55.9 million of early loan repayments that were attributable to existing investments refinanced by Hercules, early loan repayments were $75.9 million.

Exhibit 99.1
The new debt investment origination and funding activities led to a net debt investment portfolio increase of $269.8 million during the first quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2024 to Q1 2025

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at December 31, 2024	$3,515.4	$162.2	$31.2	$3,708.8
New fundings(a)	531.5	7.3	0.3	539.1
Fundings assigned to or directly funded by Adviser Funds	(121.9)	(2.2)	—	(124.1)
Principal payments received on investments	(12.7)	—	—	(12.7)
Early payoffs(b)	(131.8)	—	—	(131.8)
Net changes attributed to conversions, liquidations, and fees	4.7	11.2	(0.2)	15.7
Net activity during Q1 2025	269.8	16.3	0.1	286.2
Balances at Cost at March 31, 2025	$3,785.2	$178.5	$31.3	$3,995.0

Balances at Fair Value at December 31, 2024	$3,494.6	$134.9	$30.5	$3,660.0
Net activity during Q1 2025	269.8	16.3	0.1	286.2
Net change in unrealized appreciation (depreciation)	(30.0)	2.4	0.8	(26.8)
FX unrealized gain (loss)	4.8	0.2	0.1	5.1
Total net activity during Q1 2025	244.6	18.9	1.0	264.5
Balances at Fair Value at March 31, 2025	$3,739.2	$153.8	$31.5	$3,924.5
(a) Includes $0.4 million fundings associated with revolver loans during Q1 2025.
(b) Early payoffs includes $2.4 million paydowns on revolvers during Q1 2025.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
Ending Balance at Cost	$3,785.2	$3,515.4	$3,415.7	$3,410.9	$3,383.7
Weighted Average Balance	$3,636.3	$3,437.2	$3,383.3	$3,334.9	$3,208.3

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024
First Lien Senior Secured	90.9%	91.0%	89.5%	90.1%	88.4%
Floating Rate w/Floors	98.0%	97.4%	97.3%	97.4%	97.3%

Exhibit 99.1

GAAP Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The GAAP effective yield on Hercules’ debt investment portfolio was 13.0% during Q1 2025 as compared to 13.7% for Q4 2024. The Company realized $131.8 million of early loan repayments in Q1 2025 compared to $225.2 million in Q4 2024, or a decrease of 41.5%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yield, a non-GAAP measure, was 12.6% during Q1 2025, within the Company’s expected range of 12.25% to 12.75% and decreased compared to 12.9% for Q4 2024. Hercules defines Core Yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income decreased to $119.5 million for Q1 2025, compared to $121.6 million in Q1 2024. The decrease is primarily attributable to a lower level of fee income between periods.

Non-interest and fee expenses were $23.2 million in Q1 2025, compared to $25.2 million in Q1 2024. The decrease was primarily due to a decrease in employee compensation expenses.

Interest expense and fees were $22.1 million in Q1 2025, compared to $20.0 million in Q1 2024. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.9% in Q1 2025, as compared to 4.9% for Q1 2024.

NII – Net Investment Income

NII for Q1 2025 was $77.5 million, or $0.45 per share, based on 171.5 million basic weighted average shares outstanding, compared to $79.2 million, or $0.50 per share, based on 157.4 million basic weighted average shares outstanding in Q1 2024. The decrease in NII is primarily attributable to a decrease in total investment income due to a lower level of fee income between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2025, (including net loan, warrant and equity activity and excluding loss on debt extinguishment, foreign exchange movements and other non-credit related losses) on investments totaled ($76.8) million, on a GAAP basis, spanning more than 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of $20.2 billion, the total realized gain/(loss) since inception of ($76.8) million represents approximately 38 basis points (“bps”), or 0.38%, of cumulative debt commitments, or an effective annualized loss rate of 1.9 bps, or 0.019%.

Exhibit 99.1

Realized Gains/(Losses)

During Q1 2025, Hercules had net realized losses of ($1.6) million primarily due to losses on warrant and equity investments and losses from foreign exchange movements.

Unrealized Appreciation/(Depreciation)

During Q1 2025, Hercules recorded ($25.6) million of net unrealized depreciation, net of the impact of foreign currency movements. This is primarily attributable to ($28.3) million of net unrealized depreciation on debt investments, ($2.3) million of net unrealized depreciation attributable to valuation movements on privately held equity, warrant and investment funds and ($1.2) million attributable to reversal of previous quarter appreciation upon a realization event. This is partially offset by $5.0 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, $0.8 million of net unrealized appreciation attributable to net foreign exchange movements and $0.4 million of net unrealized appreciation attributable to escrow and other investment related receivables (payables).

Portfolio Asset Quality

As of March 31, 2025, the weighted average grade of the debt investment portfolio, at cost, was 2.31 compared to 2.26 as of December 31, 2024, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various portfolio companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations. Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.
As of March 31, 2025, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q1 2025 - Q1 2024 ($ in millions)
	Q1 2025		Q4 2024		Q3 2024		Q2 2024		Q1 2024
Grade 1 - High	$727.1	19.4%	$654.5	18.7%	$731.3	21.6%	$808.9	23.9%	$792.2	23.4%
Grade 2	$1,560.1	41.7%	$1,649.9	47.2%	$1,474.9	43.6%	$1,468.7	43.3%	$1,507.1	44.6%
Grade 3	$1,266.7	33.9%	$1,012.6	29.0%	$1,078.0	31.9%	$1,051.8	31.0%	$988.1	29.2%
Grade 4	$152.7	4.1%	$159.4	4.6%	$75.7	2.3%	$31.0	0.9%	$87.3	2.6%
Grade 5 - Low	$32.7	0.9%	$18.2	0.5%	$20.7	0.6%	$32.1	0.9%	$8.2	0.2%
Weighted Avg. (at Cost)	2.31		2.26		2.24		2.18		2.16

Non-Accruals

The number of loans on non-accrual increased quarter-over-quarter. As of March 31, 2025, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $72.2 million and $19.6 million, respectively, or 1.8% and 0.5% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Exhibit 99.1
As of December 31, 2024, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $61.3 million and $18.2 million, respectively, or 1.7% and 0.5% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q1 2025	Q4 2024	Q3 2024	Q2 2024	Q1 2024

Total Investments at Cost	$3,995.0	$3,708.8	$3,609.9	$3,609.1	$3,575.0
Loans on non-accrual as a % of Total
Investments at Value	0.5%	0.5%	0.6%	0.9%	0.1%
Loans on non-accrual as a % of Total
Investments at Cost	1.8%	1.7%	2.6%	2.5%	1.2%
Liquidity and Capital Resources

The Company ended Q1 2025 with $615.6 million in available liquidity, including $51.2 million in unrestricted cash and cash equivalents, and $564.5 million available under its credit facilities and its SBA debentures, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to the Company's available liquidity, it has 28.0 million shares remaining available for issuance and sale under the equity ATM program. During the first quarter 2025, the Company sold 2.0 million shares of common stock under the equity ATM program for total net proceeds of $39.4 million (net of $0.7 million of offering expenses).
During April 2025, the Company sold 2.2 million shares of common stock under the equity ATM program for total net proceeds of $41.5 million (net of $0.3 million of offering expenses).
Credit Facilities

As of March 31, 2025, there were $105.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG and $260.0 million of outstanding borrowings and $0.5 million of outstanding letter of credits under Hercules’ $475.0 million committed credit facility and letter of credit facility with SMBC.

Leverage
As of March 31, 2025, Hercules’ GAAP leverage ratio, including its SBA debentures, was 99.9%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 85.2% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $51.2 million), was 82.7%. Hercules’ net leverage ratio, a non-GAAP measure (including its SBA debentures), was 97.4%.

Exhibit 99.1
Available Unfunded Commitments – Representing 11.3% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the portfolio company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.
As of March 31, 2025, the Company had $455.7 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 11.3% of Hercules’ total assets. This remained similar from the previous quarter of $448.5 million of available unfunded commitments or 11.7% of Hercules’ total assets.
Existing Pipeline and Signed Term Sheets
After closing $1.02 billion in new debt and equity commitments in Q1 2025, Hercules has pending commitments of $682.5 million in signed non-binding term sheets outstanding as of April 28, 2025. Since the close of Q1 2025 and as of April 28, 2025, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $141.0 million and funded $147.8 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2025 Closed Commitments (a)(c)	$1,019.4
Q2 2025 Closed Commitments (as of April 28, 2025)(a)(c)	$141.0
Year-to-Date 2025 Closed Commitments (as of April 28, 2025)(a)(c)	$1,160.4
Q2 2025 Pending Commitments (as of April 28, 2025)(b)	$682.5
Year-to-Date 2025 Closed and Pending Commitments (a)(b)(c)	$1,842.9
Notes:
a.Closed commitments may include renewals of existing credit facilities and equity commitments. Not all closed commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of March 31, 2025, the Company’s net assets were $2.00 billion, compared to $1.99 billion at the end of Q4 2024. NAV per share decreased 0.9% to $11.55 on 173.3 million outstanding shares of common stock as of March 31, 2025, compared to $11.66 on 170.6 million outstanding shares of common stock as of December 31, 2024. The decrease in NAV per share was primarily attributed to the change in net unrealized losses during the quarter.

Exhibit 99.1
Interest Rate Sensitivity
Hercules has an asset sensitive debt investment portfolio with 98.0% of its debt investment portfolio being priced at floating interest rates as of March 31, 2025, with a Prime or Non-Prime based (SOFR or SONIA) interest rate floor, combined with 81.7% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2025, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)

(200)	$(30,321)	$(7,799)	$(22,522)	$(0.13)
(100)	$(18,244)	$(3,900)	$(14,344)	$(0.08)
(75)	$(14,204)	$(2,925)	$(11,279)	$(0.07)
(50)	$(10,044)	$(1,950)	$(8,094)	$(0.05)
(25)	$(4,983)	$(975)	$(4,008)	$(0.02)
25	$5,345	$975	$4,370	$0.03
50	$11,170	$1,950	$9,220	$0.05
75	$17,812	$2,925	$14,887	$0.09
(1) Source; Hercules Form 10-Q for Q1 2025
(2) Earnings per share calculated on basic weighted shares outstanding of 171,494. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 74 portfolio companies with a fair value of $146.8 million and a cost basis of $174.0 million as of March 31, 2025. On a fair value basis, 22.9% or $35.2 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 98 portfolio companies with a fair value of $31.5 million and a cost basis of $31.3 million as of March 31, 2025. On a fair value basis, 34.6% or $10.9 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2025

As of April 28, 2025, Hercules held debt, warrant or equity positions in four (4) portfolio companies that have completed or announced an IPO or M&A event, including:

Exhibit 99.1
IPO and SPAC Activity as of Q1 2025

•In January 2025, Hercules' portfolio company Voyager Technologies, Inc., a space and defense company, confidentially filed for an IPO under the JOBS Act. Hercules initially committed $58.0 million in venture debt beginning in June 2024.

•One (1) portfolio company confidentially filed for an IPO under the JOBS Act in 2023.

M&A Activity in Q1 2025

•In February 2025, Hercules’ portfolio company bluebird bio, Inc. (NASDAQ: BLUE), a biotechnology company that develops gene therapies for severe genetic disorders, has entered into a definitive agreement to be acquired by funds managed by global investment firms Carlyle (NASDAQ: CG) and SK Capital Partners LP, for approximately $96.0 million in total consideration. Hercules initially committed $125.0 million in venture debt financing beginning in February 2024 and currently holds warrants for 111,206 shares of common stock, as of March 31, 2025.

•In March 2025, Hercules’ portfolio company Next Insurance, Inc., a technology company that develops and manages a digital platform for insuring small businesses in the U.S., has signed a definitive agreement to be acquired by Munich RE, one of the world’s leading providers of reinsurance, primary insurance and insurance-related risk solutions, for $2.6 billion in cash. Hercules committed $12.5 million in venture debt financing beginning in February 2023 and currently hold warrants for 522,930 shares of common stock, as of March 31, 2025.

•In March 2025, Hercules’ portfolio company 3Gtms, LLC, a leader of transportation management solutions, was acquired by Descartes Systems Group (NASDAQ: DSGX), the global leader in uniting logistics-intensive businesses in commerce, for approximately $115.0 million. Hercules committed $41.3 million in venture debt financing beginning in February 2020.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Non-GAAP Financial Measures

To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s Core Yield (calculated as yield excluding early loan repayments, dividends from the Adviser Subsidiary and Gibraltar Acquisition LLC, one-time fees and bank interest income, and includes income and fees from expired commitments), core investment income (calculated as total investment income from debt investments excluding fees and other income accelerations attributed to early payoffs, deal restructuring, loan modifications, and other one-time income events, but includes income from expired commitments), net leverage ratio (calculated as net debt (i.e., debt less unrestricted cash) divided by total net assets), and its net regulatory leverage (calculated as net debt (i.e., debt less unrestricted cash), excluding SBA dentures, divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation

Exhibit 99.1
or as a substitute for analysis of the Company’s financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures.

Conference Call

Hercules has scheduled its first quarter 2025 financial results conference call for May 1, 2025 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the first quarter 2025 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company's website for at least 30 days following the conference call.

About Hercules Capital, Inc.
Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology and life sciences industries. Since inception (December 2003), Hercules has committed more than $22 billion to over 680 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Exhibit 99.1
Contact:

Michael Hara
Investor Relations and Corporate Communications
Hercules Capital, Inc.
650-433-5578
mhara@htgc.com

Exhibit 99.1

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,889,588 and $3,603,961, respectively)	$3,808,716	$3,546,799
Control investments (cost of $105,494 and $104,916, respectively)	115,734	113,179
Total investments, at fair value (cost of $3,995,082 and $3,708,877, respectively; fair value amounts related to a VIE $220,231 and $229,486, respectively)	3,924,450	3,659,978
Cash and cash equivalents	49,379	42,679
Foreign cash (cost of $1,762 and $70,445, respectively)	1,780	70,445
Restricted cash (amounts related to a VIE $3,162 and $3,297, respectively)	3,162	3,297
Interest receivable	33,096	32,578
Right of use asset	16,309	16,778
Other assets	3,035	5,836
Total assets	$4,031,211	$3,831,591

Liabilities
Debt (net of debt issuance costs of $22,728 and $14,310, respectively; amounts related to a VIE $116,272 and $118,769, respectively)	$1,976,623	$1,768,955
Accounts payable and accrued liabilities	36,747	54,861
Operating lease liability	17,211	18,194
Total liabilities	$2,030,581	$1,842,010

Net assets consist of:
Common stock, par value	174	171
Capital in excess of par value	1,942,583	1,900,490
Total distributable earnings	57,873	88,920
Total net assets	$2,000,630	$1,989,581
Total liabilities and net assets	$4,031,211	$3,831,591

Shares of common stock outstanding ($0.001 par value and 300,000 authorized)	173,285	170,575
Net asset value per share	$11.55	$11.66

Exhibit 99.1

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(in thousands, except per share data)	Three Months Ended March 31,
	2025	2024
Investment income:
Interest and dividend income:
Excluding payment-in-kind (PIK) interest income
Non-control/Non-affiliate investments	$98,996	$102,925
Control investments	3,103	2,957
Total interest and dividend income, excluding PIK interest income	102,099	105,882
PIK interest income
Non-control/Non-affiliate investments	$12,939	$9,897
Control investments	534	—
Total PIK interest income	13,473	9,897
Total interest and dividend income	115,572	115,779
Fee income:
Non-control/Non-affiliate investments	3,900	5,738
Control investments	39	36
Total fee income	3,939	5,774
Total investment income	119,511	121,553
Operating expenses:
Interest	19,698	17,624
Loan fees	2,398	2,397
General and administrative	4,812	5,058
Tax expenses	912	711
Employee compensation:
Compensation and benefits	13,914	16,344
Stock-based compensation	3,602	3,134
Total employee compensation	17,516	19,478
Total gross operating expenses	45,336	45,268
Expenses allocated to the Adviser Subsidiary	(3,283)	(2,877)
Total net operating expenses	42,053	42,391
Net investment income	77,458	79,162
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	(1,541)	8,168
Loss on extinguishment of debt	(15)	—
Total net realized gain (loss)	(1,556)	8,168
Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	(27,542)	6,463
Control investments	1,977	(2,829)
Total net change in unrealized appreciation (depreciation)	(25,565)	3,634
Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	(27,121)	11,802
Net increase (decrease) in net assets resulting from operations	$50,337	$90,964

Net investment income before gains and losses per common share:
Basic	$0.45	$0.50
Change in net assets resulting from operations per common share:
Basic	$0.29	$0.57
Diluted	$0.29	$0.57
Weighted average shares outstanding:
Basic	171,494	157,445
Diluted	175,383	157,920
Distributions paid per common share:
Basic	$0.47	$0.48

Exhibit 99.1

Unaudited reconciliation of core investment income from GAAP basis total investment income are as follows:

(in thousands)	For the Three Months Ended March 31,
	2025	2024
GAAP Basis:
Total investment income	119,511	121,553
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(4,009)	(7,325)
Non-GAAP Basis:
Core investment income	115,502	114,228
Less: bank interest income, dividend income, and other investment income from other assets	(2,945)	(2,387)
Core investment income from debt portfolio	112,557	111,841

Unaudited reconciliation of core yield from GAAP effective yield:

	For the Three Months Ended
	March 31, 2025	December 31, 2024
GAAP Basis: Effective yield(1)	13.0%	13.7%
Less: fee and income accelerations attributed to early payoffs, restructuring, loan modifications, and other one-time events except income from expired commitments	(0.4)%	(0.8)%
Non-GAAP Basis: Core yield	12.6%	12.9%
(1)Yield calculated using “Total investment income” excluding bank interest, dividend income, and investment income from other assets for the three months ended March 31, 2025 and December 31, 2024.

Unaudited reconciliation of net leverage ratio from GAAP leverage ratio:

March 31, 2025
GAAP Basis: Leverage ratio	99.9%
Less: cash, cash equivalents and foreign cash	(2.5)%
Non-GAAP Basis: Net leverage ratio	97.4%

Unaudited reconciliation of net regulatory leverage ratio from GAAP regulatory leverage ratio:

March 31, 2025
GAAP Basis: Regulatory leverage ratio	85.2%
Less: cash, cash equivalents and foreign cash	(2.5)%
Non-GAAP Basis: Net regulatory leverage ratio	82.7%